UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 17, 2006
(Date of earliest event reported)

Warren Resources, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-33275	11-3024080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

489 Fifth Avenue, 32nd Floor, New York, New York 10017

(Address of principal executive offices including Zip Code)

Registrant’s telephone number, including area code: (212) 697-9660

(Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

Effective as of November 16, 2006, Warren Resources, Inc. (the “Company” or “we”) entered into a Credit Agreement with JPMorgan Chase Bank, National Association, as Administrative Agent (the “Agent”) and the lenders party thereto (the “Credit Facility”). The Credit Facility provides for a revolving credit facility up to the lesser of (i) the Borrowing Base, (ii) $150 million, and (iii) the Draw Limit requested by the Company. The Credit Facility matures on November 15, 2011. It is secured by substantially all of our assets and is guaranteed by Warren Resources of California, Inc. and Warren E&P, Inc., which are two of our wholly-owned subsidiaries.

The Borrowing Base will be determined by the lenders at least semi-annually on each April 1 and October 1, beginning April 1, 2007. The initial Borrowing Base is $40 million. We may request one unscheduled Borrowing Base determination subsequent to each scheduled determination, and the lenders may request unscheduled determinations at any time.

If the outstanding principal balance of the revolving loans under the Credit Facility exceeds the Borrowing Base at any time, we have the option within 30 days to take any of the following actions, either individually or in combination: make a lump sum payment curing the deficiency, pledge additional collateral sufficient in the lenders’ opinion to increase the Borrowing Base and cure the deficiency or begin making equal monthly principal payments that will cure the deficiency within the ensuing three-month period. Those payments would be in addition to any payments that may come due as a result of the quarterly borrowing base reductions. Otherwise, any unpaid principal or interest will be due at maturity.

Depending on the current level of Borrowing Base usuage, the annual interest rate on each base rate borrowing will be at the Borrower’s option: (1) Alternate Base Rate plus an applicable margin that ranges from 0.25% to 1.0%, or (2) Eurodollar Rate plus an applicable margin that ranges from 1.25% to 2%.

“Alternate Base Rate” means a fluctuating rate of interest equal to the higher of (i) the prime rate of interest announced from time to time by JPMorgan or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes, or (ii) the Federal Funds Effective Rate most recently determined by the Agent plus 1/2% per annum. “Eurodollar Rate” means the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars

We are subject to certain covenants under the terms of the Credit Facility. These covenants include, but are not limited to, the maintenance of the following financial covenants: (1) a minimum current ratio of 1.0 to 1.0; and (2) a maximum total net debt to Consolidated EBITDAX (as defined in the Credit Facility) ratio of not more than 3.5 to 1.0.

The Credit Facility also places restrictions on additional indebtedness, dividends to shareholders, liens, investments, mergers, acquisitions, asset dispositions, repurchase or redemption of our common stock, speculative commodity transactions, transactions with affiliates and other matters. The Credit Facility is subject to customary events of default. If an event of default occurs and is continuing, the Agent may, or at the request of the Required Lenders shall, accelerate amounts due under the Credit Facility (except for a bankruptcy event of default, in which case such amounts will automatically become due and payable).

The Credit Facility will be used primarily for (i) working capital, capital expenditures, permitted acquisitions, and other general corporate purposes; and (ii) the exploration, development and acquisition of oil and gas properties.

The foregoing description of the Credit Facility is not complete and is qualified by reference to the full text of the Credit Facility, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

By including information regarding any of the matters described in this Item 1.01 in this Current Report, the Company does not hereby admit to or pass upon the materiality of such matters.

Item 7.01. Regulation FD Disclosure

On November 20, 2006, the Company issued a press release concerning the Credit facility. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information in this report shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits:

Exhibit No.	Description

10.1

Credit Agreement dated as of November 16, 2006 among Warren Resources, Inc., as Borrower, the Lenders party thereto, JPMorgan Chase Bank, National Association, as Administrative Agent, and J.P. Morgan Securities Inc., as Sole Bookrunner and Lead Arranger.

99.1	Press Release dated November 20, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 20, 2006

WARREN RESOURCES, INC.
(Registrant)

By:	/s/ Norman F. Swanton
Norman F. Swanton,
Chairman and Chief Executive Officer